Sound Financial Bancorp, Inc. Announces Adoption
of New Stock Repurchase Program
Company Release – 1/26/2024
SEATTLE, WA -- (GLOBE NEWSWIRE) -- Sound Financial Bancorp, Inc. (NASDAQ:SFBC) (the “Company”), the parent holding company of Sound Community Bank, today announced that its Board of Directors approved a new stock repurchase program, authorizing the Company to purchase up to $1.5 million of the Company’s issued and outstanding common stock over a period of 12 months expiring on January 26, 2025. Under the Company’s existing stock repurchase program, scheduled to expire on January 31, 2024, the Company has repurchased 107,735 shares of common stock at an aggregate cost of approximately $4.0 million.
The Board also authorized management to enter into one or more trading plans, in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, to facilitate repurchases pursuant to the new stock repurchase program ("Rule 10b5-1 plan"). A Rule 10b5-1 plan would allow the Company to repurchase shares at times when it might otherwise be prevented from doing so by securities laws or because of self-imposed trading blackout periods.
The actual timing, number and value of shares repurchased under the new stock repurchase program will depend on a number of factors, including constraints specified in any Rule 10b5-1 plan, price, general business and market conditions, and alternative investment opportunities. The new stock repurchase program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time.
About the Company
Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.
Forward-Looking Statements
This press release includes certain statements that may constitute "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, including information regarding potential purchases by the Company of its common stock. By their nature, forward-looking statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include significant changes in the price and availability of the Company’s stock, general economic conditions, as well as those within our industry, and numerous other factors identified in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission – which are available at www.soundcb.com in the “Investor Relations” section and on the SEC's website at www.sec.gov.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
For additional information contact:
Laurie Stewart, President, CEO            206.436.1495
Wes Ochs, Executive Vice President/CFO    206.436.8587